Filed with the Securities and Exchange Commission on September 9, 2003
Securities Act Registration No. 333-________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOBILITY ELECTRONICS, INC.

(Exact Name of registrant as specified in its Charter)

Delaware	3577	86-0843914

State or other jurisdiction of	Primary Standard Industrial	(IRS Employer
incorporation or organization	Classification Code No.	I.D. Number)

17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Joan W. Brubacher
Executive Vice President and Chief Financial Officer
17800 North Perimeter Drive, Suite 200
Scottsdale, Arizona 85255
(480) 596-0061
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies of all communications to:

Richard F. Dahlson, Esq.
Jackson Walker L.L.P.
2435 N. Central Expressway, Suite 600
Richardson, Texas 75080
(972) 744-2900

     Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount to be	offering price per	aggregate	Amount of
securities to be registered	registered(1)	unit(2)	offering price(2)	registration fee

Common Stock, $0.01 par value per share	2,400,000 shares	$8.18	$19,632,000	$1,589

          (1)     In the event of a stock split, stock dividend, or similar transaction involving the registrants’ common stock, in order to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

          (2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of shares of the registrant’s common stock as reported on the Nasdaq National Market on September 4, 2003.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          In addition to the offering contained in this registration statement, we have also filed Registration Statement No. 333-99845 on Form S-3 covering the resale by selling stockholders of 1,367,822 shares of common stock and Registration Statement No. 333-108283 on Form S-3 covering the resale by selling stockholders of 3,490,115 shares of common stock. From time to time in the future we may file other registration statements covering the resale of shares sold in private placements or registrations statements covering issuances by Mobility.

ii

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2003

PROSPECTUS

MOBILITY ELECTRONICS, INC.

Common Stock

2,400,000 Shares

          The stockholders identified in the section of this prospectus entitled “Selling Stockholders” on page 16 and their permitted transferees are offering up to 2,400,000 shares of our common stock under this prospectus. A description of the transaction in which the selling stockholders obtained the shares offered is set forth under “Selling Stockholders” section of this prospectus as well. We will not receive any proceeds from the sale of common stock by the selling stockholders in this offering.

          Our common stock is quoted on the Nasdaq National Market under the symbol “MOBE.” The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On September 4, 2003, the average of the high and low prices for the common stock was $8.18 per share.

          Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2003.

RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR BUSINESS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
EX-4.42
EX-5.1
EX-23.1
EX-23.3

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all the other information contained and incorporated by reference in this prospectus before making an investment decision about our common stock. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following risks actually occurs, our business, operating results or financial condition could suffer, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

If our revenue is not sufficient to absorb our expenses, we will not be profitable in the future.

          We have experienced significant operating losses since inception and, as of June 30, 2003, have an accumulated deficit of $103.0 million. We intend to make expenditures, specifically in research and development, on an ongoing basis, primarily from cash generated from operations and, if available, from lines of credit, as we develop and introduce new products and expand into new markets. If we do not achieve revenue growth sufficient to absorb our planned expenses, we will experience additional losses in future periods. In addition, there can be no assurance that we will achieve or sustain profitability.

          Our future success is dependent on market acceptance of our power products. If acceptance of these products does not continue to grow, we will be unable to increase or sustain our revenue, and our business will be severely harmed. If we do not gain market acceptance of our products and technology, we will be unable to achieve anticipated revenue or maintain revenue.

          If we do not achieve widespread market acceptance of our power products and technology, we may not maintain our existing revenue or achieve anticipated revenue. For example, we currently derive a material portion of our revenue from the sale of our recently introduced Juice product. Juice is a power charging product, which is a combination AC/DC power adapter for notebook computers, PDAs, and mobile phones. Combination AC/DC power adapters represent a new product category in the mobile electronic industry. We anticipate that a material portion of our revenue in the foreseeable future will be derived from Juice and similar power products in this new market category that we are currently developing or plan to develop. We can give no assurance that this market category will develop sufficiently to cover our expenses and costs or that we will be able to develop similar power products. Moreover, our power products may not achieve widespread market acceptance if:

•	we fail to complete development of these products in a timely manner;

•	we fail to achieve the performance criteria required of these products by our customers; or

•	competitors introduce similar or superior products.

          In addition, the retail version of the Juice product includes a universal feature that allows a single version of the product to be used with almost any notebook computer. If notebook computer manufacturers choose to design and manufacture their products in such a way as to limit the use of universal devices with their computers, it could reduce the applicability of a universal device and limit market acceptance of the product at the retail level.

Our operating results are subject to significant fluctuations, and if our results are worse than expected, our stock price could fall.

          Our operating results have fluctuated in the past, and may continue to fluctuate in the future. It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. If this happens, the market price for our common stock may decline significantly. The factors that may cause our operating results to fall short of expectations include:

•	the timing of our new product and technology introductions and product enhancements relative to our competitors or changes in our or our competitors’ pricing policies;

•	market acceptance of our power, handheld connectivity, and PCI expansion products;

•	the size and timing of customer orders;

•	delay or failure to fulfill orders for our products on a timely basis;

•	distribution of or changes in our revenue among OEMs, private-label resellers and distribution partners;

•	our inability to accurately forecast our contract manufacturing needs;

•	difficulties with new product production implementation or supply chain;

•	our suppliers’ ability to perform under their contracts with us;

•	product defects and other product quality problems which may result from the development of new products;

•	the degree and rate of growth of the markets in which we compete and the accompanying demand for our products;

•	our ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth; and

•	seasonality of sales.

          Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons and short-term fluctuations of our financial results to forecast our future long-term performance.

If we fail to continue to introduce new products and product enhancements that achieve broad market acceptance on a timely basis, we will not be able to compete effectively, and we will be unable to increase or maintain our revenue.

          The market for our products is highly competitive and in general is characterized by rapid technological advances, changing customer needs and evolving industry standards. If we fail to continue to introduce new products and product enhancements that achieve broad market acceptance on a timely basis, we will not be able to compete effectively, and we will be unable to increase or maintain our revenue. Our future success will depend in large part upon our ability to:

•	develop, in a timely manner, new products and services that keep pace with developments in technology and customer requirements;

•	meet potentially new manufacturing requirements and cover potentially higher manufacturing costs of new products;

•	deliver new products and services through appropriate distribution channels; and

•	respond effectively to new product announcements by our competitors by quickly introducing competing products.

          We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to existing products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce or sell new products, our operating results may suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in our inability to introduce new products as planned. The success and marketability of technology and products developed by others is beyond our control.

          We have experienced delays in releasing new products in the past, which resulted in lower quarterly revenue than expected. For example, our recent introduction of our AC/DC power combination product, Juice 70, was delayed approximately 13 weeks due to necessary modifications required to meet safety certification and production start up requirements. Further, our efforts to develop new and similar products could be delayed due to unanticipated manufacturing requirements and costs. Delays in product development and introduction could result in:

•	loss of or delay in revenue and loss of market share;

•	negative publicity and damage to our reputation and brand;

•	decline in the average selling price of our products and decline in our overall gross margins; and

•	adverse reactions in our sales and distribution channels.

The average selling prices of our products may decrease over their sales cycles, especially upon the introduction of new products, which may negatively affect our gross margins.

          Our products may experience a reduction in the average selling prices over their respective sales cycles. Further, as we introduce new or next generation products, sales prices of previous generation products may decline substantially. In order to sell products that have a falling average selling price and maintain margins at the same time, we need to continually reduce product and manufacturing costs. To manage manufacturing costs, we must collaborate with our third-party manufacturers to engineer the most cost-effective design for our products. There can be no assurances we will be successful in our efforts to reduce these costs. In order to do so, we must carefully manage the price paid for components used in our products as well as manage our freight and inventory costs to reduce overall product costs. If we are unable to reduce the cost of older products as newer products are introduced, our average gross margins may decline.

We depend on large purchases from a few significant customers, and any loss, cancellation or delay in purchases by these customers could cause a shortfall in revenue.

          We have historically derived a substantial portion of our revenue from a relatively small number of customers. Our five largest customers comprised 55% of our revenue for the six months ended June 30, 2003 and 58% for the year ended December 31, 2002. These customers typically do not have minimum purchase requirements and can stop purchasing our products at any time or with very short notice. In addition, most customer agreements are short term and non-exclusive and provide for purchases on a purchase order basis. We expect that a small number of customers will continue to represent a substantial percentage of our sales.

          For example, IBM, which currently buys power products and private-labeled monitor stands, accounted for 14% of our revenue for the six months ended June 30, 2003 and 20% for year ended December 31, 2002. Symbol, which buys handheld connectivity devices, accounted for 14% of our revenue for the six months ended June 30, 2003 and 20% for the year ended December 31, 2002. In the event IBM, Symbol or any of our other major customers reduce, delay or cancel orders with us, and we are not able to sell our products to new customers at comparable levels, our revenue could decline significantly. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our result of operations.

Our success depends in part upon sales to OEMs, whose unpredictable demands and requirements may subject us to potential adverse revenue fluctuations.

          We expect that we will continue to be dependent upon a limited number of OEMs for a significant portion of our revenue in future periods. No OEM is presently obligated either to purchase a specified amount of products or to provide us with binding forecasts of product purchases for any period. Our products are typically one of many related products used by portable computer users. Demand for our products is therefore subject to many risks beyond our control, including, among others:

•	competition faced by our OEM customers in their particular end markets;

•	market acceptance of our technology and products by our OEM customers;

•	technical challenges which may or may not be related to the components supplied by us;

•	the technical, sales and marketing and management capabilities of our OEM customers; and

•	the financial and other resources of our OEM customers.

          The reduction, delay or cancellation of orders from our significant OEM customers, or the discontinuance of the use of our products by our end users may subject us to potential adverse revenue fluctuations.

Our success is dependent in part upon our relationships with two strategic private-label resellers.

          During the second quarter of 2003, we entered into relationships with Kensington Technology Group and Fellowes, Inc. to sell our power products on a private-label basis. We expect these relationships to be critical to our success. Under the terms of our agreements with both Kensington and Fellowes, our direct access to international markets or to certain U.S. markets has been limited. Further, each agreement provides that we may not enter into any more than one additional broad-based distribution agreement, thereby currently preventing us from entering into any other broad-based distribution agreements. Accordingly, our success will depend in part upon their ability and willingness to effectively and widely distribute and market our products. For example, because the Fellowes distribution chain includes large retailers such as Wal-Mart, Sears, Office Depot, Office Max, Staples and Target, we are precluded from distributing to these retailers directly. As of June 30, 2003, we have only filled one purchase order from Kensington and have not yet shipped any product to Fellowes. If either Kensington or Fellowes does not purchase the volume of products that we anticipate, our results of operations will suffer. Following the first initial purchase orders, Fellowes does not have minimum purchase requirements under its agreement. In order for Kensington to maintain certain benefits under the agreement, it must purchase a minimum amount in the first year.

          Success of the relationship with Kensington and Fellowes will also depend in part upon the success of each of them in marketing and selling our products on a private-label basis outside of the United States. The international sales by our private-label resellers are subject to a number of risks that could limit sales of our products. These risks include:

•	the impact of possible recessionary environments in foreign economies;

•	political and economic instability;

•	unexpected changes in regulatory requirements;

•	export restriction and availability of export licenses; and

•	tariffs and other trade barriers.

We outsource the manufacturing and fulfillment of our products, which limits our control of the manufacturing process and may cause a delay in our ability to fill orders.

          Most of our products are produced under contract manufacturing arrangements with several manufacturers in China, Taiwan and the United States. Our reliance on third party manufacturers exposes us to risks, which are not in our control, and our revenue could be negatively impacted. Any termination of or significant disruption in our relationship with our manufacturers may prevent us from filling customer orders in a timely manner, as we generally do not maintain large inventories of our products, and will negatively impact our revenue.

          Our use of contract manufacturers reduces control over product quality and manufacturing yields and costs. We depend upon our contract manufacturers to deliver products that are free from defects, competitive in cost and in compliance with our specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of contract manufacturers, we remain primarily responsible to our customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of our products, failure of a contract manufacturer to remain competitive in price, the failure of a contract manufacturer to comply with any of our procurement needs or the financial failure or bankruptcy of a contract manufacturer could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis. In addition, a recurrence of the Severe Acute Respiratory Syndrome, or SARS, outbreak in China could result in quarantines or closures of our third party manufacturers or their suppliers.

          Hipro Electronics Company, Ltd. is currently the exclusive manufacturer of our Juice products. Our agreement with Hipro does not permit us to second source our Juice product from any other manufacturer. On occasion, however, OEMs require a relationship with a second qualified manufacturer. Accordingly, unless Hipro allows us to secure a second source for such customers or we are not able to find a manufacturer willing to operate in a back-up relationship to Hipro in circumstances where Hipro can not meet our manufacturing needs, our exclusive arrangement may prevent us from working with some OEMs. In addition, Hipro manufactures our products on a purchase order basis and does not dedicate manufacturing capacity to us. Any disruption in our relationship with Hipro and/or the inability of Hipro to meet our manufacturing needs could harm our business. In order to replace Hipro we would have to identify and qualify an alternative supplier. This process could take several months to complete and would significantly impair our ability to fulfill customer orders.

          We generally provide our third-party contract manufacturers with a rolling forecast of demand which they use to determine our material and component requirements. Lead times for ordering materials and components vary significantly and depend on various factors, such as the specific supplier, contract terms and demand and supply for a component at a given time. Some of our components have long lead times. For example, certain electronic components used in our Juice product have lead times that range from six to ten weeks. If our forecasts are less than our actual requirements, our contract manufacturers may be unable to manufacture products in a timely manner. If our forecasts are too high, our contract manufacturers will be unable to use the components they have purchased on our behalf, which may require us to purchase the components from them before they are used in the manufacture of our products.

          We rely on a contract fulfillment provider to warehouse our iGo branded finished goods inventory and to ship our iGo branded products to our customers. We do not have a long-term contract with our fulfillment provider. Any termination of or significant disruption in our relationship with our fulfillment provider may prevent customer orders from being fulfilled in a timely manner, as it would require that we relocate our finished goods inventory to another warehouse facility and arrange for shipment of products to our customers.

Our reliance on sole sources for key components may inhibit our ability to meet customer demand.

          The principal components of our products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. Examples of sole source critical components include two different programmable microprocessors used in various models of our handheld connectivity products. We do not have long term supply agreements with the manufacturers of these components or with our contract manufacturers. We obtain both components and products under purchase orders.

          We depend upon our suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of our procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

          Any termination of or significant disruption in our relationship with our suppliers may prevent us from filling customer orders in a timely manner as we generally do not maintain large inventories of components or products. In the event that a termination or disruption were to occur, we would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as a few days to six months, and, in some cases, a suitable alternative may not be available at all.

If we fail to protect our intellectual property, our business and ability to compete could suffer.

          Our success and ability to compete are dependent upon our internally developed technology and know-how. We rely primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect our proprietary rights. While we have certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that, if issued, those patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to us. Moreover, there can be no assurance that any patent rights will be upheld in the future or that we will be able to preserve any of our other intellectual property rights.

          We typically enter into confidentiality, noncompete or invention assignment agreements with our key employees, distributors, customers and potential customers, and limit access to, and distribution of, our product design documentation and other proprietary information. There can be no assurance that our confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information that we regard as proprietary. Litigation has been, and will in the future be, necessary to defend our intellectual property rights, which has in the past and could in the future result in substantial cost to, and divisions of efforts by, us.

We may be subject to intellectual property infringement claims that are costly to defend and could limit our ability to use certain technologies in the future.

          The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. In addition, under current law, certain patent applications filed with the United States Patent and Trademark Office before November 29, 2000 may be maintained in secrecy until a patent is issued. Patent applications filed with the United States Patent and Trademark Office on or after November 29, 2000, as well as patent applications filed in foreign countries, may be published some time after filing but prior to issuance. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. We cannot be sure that our products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that our products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents or be required to redesign our products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempts to redesign our products or processes to avoid infringement. Our failure to obtain these licenses or to redesign our products would have a material adverse effect on our business.

          There can be no assurance that our competitors will not independently develop technology similar to existing proprietary rights of others. We expect that our products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against us in the future or, if infringement claims are asserted, that such claims will be resolved in our favor. Any such claims, with or without merit, could be time-consuming, result In costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to us, if at all. In addition, litigation may be necessary in the future to protect our trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources. For example, we recently settled a lawsuit with Comarco, Inc. in which each party made patent infringement claims against the other. We incurred significant costs in the lawsuit and devoted substantial time and efforts of certain employees and members of management to this lawsuit.

Acquisitions could have negative consequences, which could harm our business.

          We have acquired, and may pursue opportunities to acquire businesses, products or technologies that complement or expand our current capabilities. Acquisitions could require significant capital infusions and could involve many risks including, but not limited to, the following:

•	difficulties in assimilating and integrating the operations, products and workforce of the acquired companies;

•	acquisitions may negatively impact our results of operations because they may require large one-time charges or could result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation or deferred compensation charges, or the amortization or write down of amounts related to deferred compensation, goodwill and other intangible assets;

•	acquisitions may be dilutive to our existing stockholders;

•	acquisitions may disrupt our ongoing business and distract our management; and

•	key personnel of the acquired company may decide not to work for us.

          We may not be able to identify or consummate any future acquisitions on acceptable terms, or at all. If we do pursue any acquisitions, it is possible that we may not realize the anticipated benefits from such acquisitions.

We may not be able to adequately manage our anticipated growth, which could impair our efficiency and negatively impact operations.

          Our success depends on our ability to manage growth effectively. If we do not effectively manage this growth, we may not be able to operate efficiently or maintain the quality of our products. Either outcome could materially and adversely affect our operating results. As we continue to develop new products and bring them to market, we will be required to manage multiple projects, including the design and development of products and their transition to high volume manufacturing. This will place a significant strain on our operational, financial and managerial resources and personnel, our management information systems, and our operational and financial controls. To effectively manage our growth we must:

•	increase research and development resources;

•	install and implement adequate controls and management information systems in an effective, efficient and timely manner;

•	increase the managerial skills of our supervisors;

•	maintain and strengthen our relationships with our contract manufacturers and fulfillment provider; and

•	more effectively manage our supply chain.

We have experienced returns of our products, which could in the future harm our reputation and negatively impact our operating results.

          In the past, some of our customers have returned products to us because the product did not meet their expectations, specifications and requirements. These returns were 4% of revenue for the six months ended June 30, 2003 and 5% of revenue for the year ended December 31, 2002. It is likely that we will experience some level of returns in the future and, as our business grows, this level may be more difficult to estimate. A portion of our sales to distributors is generally under terms that provide for certain stock balancing privileges. Under the stock balancing programs, some distributors are permitted to return up to 20% of their prior quarter’s purchases, provided that they place a new order for equal or greater dollar value of the amount returned.

          Also, returns may adversely affect our relationship with those customers and may harm our reputation. This could cause us to lose potential customers and business in the future. We record a reserve for future returns at the time revenue is recognized. We believe the reserve is adequate given our historical level of returns. If returns increase, however, our reserve may not be sufficient and operating results could be negatively affected.

We may have design quality and performance issues with our products that may adversely affect our reputation and our operating results.

          A number of our products are based on new technology and the designs are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, our products have in the past, on occasion, contained errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future defects discovered after shipment of our products could result in loss of sales, delays in market acceptance or product returns and warranty costs. We attempt to make adequate allowance in our new product release schedule for testing of product performance. Because of the complexity of our products, however, our release of new products may be postponed should test results indicate the need for redesign and retesting, or should we elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which our products are dependent, may contain defects which could reduce or undermine the performance of our products and adversely affect our operating results.

We may incur product liability claims which could be costly and could harm our reputation.

          The sale of our products involves risk of product liability claims against us. We currently maintain product liability insurance, but our product liability insurance coverage is subject to various coverage exclusions and limits and may not be obtainable in the future on terms acceptable to us, or at all. We do not know whether claims against us with respect to our products, if any, would be successfully defended or whether our insurance would be sufficient to cover liabilities resulting from such claims. Any claims successfully brought against us could harm our business.

If we are unable to hire additional qualified personnel as necessary or if we lose key personnel, we may not be able to successfully manage our business or achieve our objectives.

          We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for personnel in the technology industry is intense, and we compete for personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance we will be successful in identifying, attracting and retaining personnel.

          Our success also depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on Charles R. Mollo, Chief Executive Officer and President, Joan W. Brubacher, Executive Vice President and Chief Financial Officer and Timothy S. Jeffries, Executive Vice President and Chief Operating Officer. We do not maintain key person life insurance on any of our executive officers. Except for Messrs. Mollo and Jeffries and Ms. Brubacher, we do not have employment contracts covering any of our senior management. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

We may not be able to secure additional financing to meet our future capital needs.

          We expect to expend significant capital to further develop our products, increase awareness of our brand names and to expand our operating and management infrastructure as needed to support our anticipated growth. We may use capital more rapidly than currently anticipated. Additionally, we may incur higher operating expenses and generate lower revenue than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs, including the repayment of our debt obligations. We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding. If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, such as the debt covenants under our secured credit facility, which could place limitations on our operations including our ability to declare and pay dividends. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

Risks Related To Our Industry

Intense competition in the market for mobile electronic devices could adversely affect our revenue and operating results.

          The market for mobile electronic devices in general is intensely competitive, subject to rapid changes and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to experience significant and increasing levels of competition in the future. There can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources. Recently, we settled a patent infringement suit with Comarco, one of our competitors in power products, that resulted in a cross license, which does not include the right to sub-license, relating to our respective power product technology. As a result, Comarco may be positioned to develop and market power products that are substantially similar to our products.

          We currently compete with the internal design efforts of both our OEM and non-OEM customers. These OEMs, as well as a number of our non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. There can be no assurance that such competitors will be unable to respond as quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products better than we do or develop products that are superior to our products or that achieve greater market acceptance.

          Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on our business. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

Should the market demand for mobile electronic devices decrease, we may not achieve anticipated revenue.

          The demand for the majority of our products and technology is primarily driven by the underlying market demand for mobile electronic devices. Should the growth in demand for mobile electronic devices be inhibited, we may not be able to increase or sustain revenue. Industry growth depends in part on the following factors:

•	increased demand by consumers and businesses for mobile electronic devices; and

•	the number and quality of mobile electronic devices in the market.

          The market for our products and services depends on economic conditions affecting the broader information technology market. Prolonged weakness in this market has caused in the past and may cause in the future customers to reduce their overall information technology budgets or reduce or cancel orders for our products. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and services. This, in turn, may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in downward price pressures, causing us to realize lower revenue and operating margins. In addition, general economic uncertainty and the recent general decline in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. We believe that, in light of these events, some businesses have and may continue to curtail or suspend capital spending on information technology. These factors may cause our revenue and operating margins to decline.

If our products fail to comply with domestic and international government regulations, or if these regulations result in a barrier to our business, our revenue could be negatively impacted.

          Our products must comply with various domestic and international laws, regulations and standards. For example, the shipment of our products from the countries in which they are manufactured to other international or domestic locations requires us to obtain export licenses and to comply with possible import restrictions of the countries in which we sell our products. In the event that we are unable or unwilling to comply with any such laws, regulations or standards, we may decide not to conduct business in certain markets. Particularly in international markets, we may experience difficulty in securing required licenses or permits on commercially reasonable terms, or at all. In addition, we are generally required to obtain both domestic and foreign regulatory and safety approvals and certifications for our products. Failure to comply with existing or evolving laws or regulations, including export and import restrictions and barriers, or to obtain timely domestic or foreign regulatory approvals or certificates could negatively impact our revenue.

Risks Related To Our Common Stock

Our common stock price has been volatile, which could result in substantial losses for stockholders.

          Our common stock is currently traded on the Nasdaq National Market. We have in the past experienced, and may in the future experience, limited daily trading volume. The trading price of our common stock has been and may continue to be volatile. The market for technology companies, in particular, has at various times experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of our actual operating performance. The trading price of our common stock could be affected by a number of factors, including, but not limited to, changes in expectations of our future performance, changes in estimates by securities analysts (or failure to meet such estimates), quarterly fluctuations in our sales and financial results and a variety of risk factors, including the ones described elsewhere in this prospectus. Periods of volatility in the market price of a company’s securities sometimes result in securities class action litigation. If this were to happen to us, such litigation would be expensive and would divert management’s attention. In addition, if we needed to raise equity funds under adverse conditions, it would be difficult to sell a significant amount of our stock without causing a significant decline in the trading price of our stock.

Our stock price may decline if additional shares are sold in the market.

          As of August 11, 2003, we had 23,551,942 shares of common stock outstanding. All but 3,009,881 of the outstanding shares may currently be sold by stockholders. We have agreed to register the 3,009,881 shares not currently eligible for sale. Of the 23,551,942 shares of common stock currently outstanding, 7,200,000 shares were issued by us directly to stockholders pursuant to registration statements filed with the SEC; 1,367,822 shares are eligible for sale or have been sold pursuant to a registration statement currently effective with the SEC; and approximately 11,974,239 shares are eligible for resale or have been sold pursuant to Rule 144.

          Future sales of substantial amounts of shares of our common stock by our existing stockholders in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. We may be required to issue additional shares upon exercise of previously granted options and warrants that are currently outstanding. As of August 11, 2003, we had 2,484,527 shares of common stock issuable upon exercise of stock options under the stock option plan, of which 956,925 options were exercisable as of August 11, 2003; a total of 383,915 shares available for future issuance under our stock option plan; 164,685 shares issuable under options granted outside our plan; 1,828,461 shares of common stock issuable under our Employee Stock Purchase Plan; warrants to purchase 410,123 shares of common stock; and 548,047 shares of common stock issuable upon the conversion of 491,258 shares of Series C preferred stock convertible at a 1-to-1.1156 basis. Increased sales of our common stock in the market after exercise of currently outstanding options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

Our executive officers, directors and principal stockholders have substantial influence over us.

          As of June 30, 2003, our executive officers, directors and principal stockholders together beneficially own approximately 19.8% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by the other stockholders.

          In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, our present directors, executive officers, principal stockholders and our respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Provisions of our certificate of incorporation and bylaws could make a proposed acquisition that is not approved by our board of directors more difficult.

          Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

•	authorizing the issuance of preferred stock, with rights senior to those of the common stockholders, without common stockholder approval;

•	prohibiting cumulative voting in the election of directors;

•	a staggered board of directors, so that no more than two of our five directors are elected each year; and

•	limiting the persons who may call special meetings of stockholders.

Our stockholder rights plan may make it more difficult for others to obtain control over us, even if it would be beneficial to our stockholders.

          In June 2003, our board of directors adopted a stockholders rights plan. Pursuant to its terms, we have distributed a dividend of one right for each outstanding share of common stock. These rights cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our board of directors and may have the effect of deterring hostile takeover attempts. These provisions could discourage a future takeover attempt which individual stockholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current prices.

Delaware law may delay or prevent a change in control.

          We are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions prohibit large stockholders, in particular a stockholder owning 15% or more of the outstanding voting stock, from consummating a merger or combination with a corporation unless this stockholder receives board approval for the transaction or 66 2/3% of the shares of voting stock not owned by the stockholder approve the merger or transaction. These provisions could discourage a future takeover attempt which individual stockholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current prices.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Certain statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this prospectus include our expectations regarding the adequacy of our financial reserves for future returns, expectations regarding our customer relationships, and expectations regarding capital expenditures. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from management’s expectations are described above under the heading “Risk Factors.” Additional factors that could cause actual results to differ materially from those expressed in these forward-looking statements include, among others, the following:

•	the loss of, and failure to replace, any significant customers;

•	the timing and success of new product introductions;

•	product developments, introductions and pricing of competitors;

•	the timing of substantial customer orders;

•	the availability of qualified personnel;

•	the performance of suppliers and subcontractors;

•	market demand and industry and general economic or business conditions; and

•	other factors to which this prospectus refers.

          In light of these risks and uncertainties, the forward-looking statements contained in this prospectus may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

          Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

OUR BUSINESS

          We are a leading provider of innovative products and solutions for the mobile electronic industry. We utilize our proprietary technology to design and develop products that make mobile electronic devices more efficient and cost effective, thus enabling professionals and consumers higher utilization of their mobile devices and the ability to access information more readily.

          We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware C-Corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from Electronics Accessory Specialists International, Inc. to Mobility Electronics, Inc. on July 23, 1998. Our principal executive office is located at 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, and our telephone number is (480) 596-0061. Our website can be accessed at www.mobilityelectronics.com. Information contained in our website and the website of our subsidiaries, including iGo Direct Corporation (www.igo.com), does not constitute part of this prospectus. Unless otherwise indicated in this prospectus, references to “Mobility,” “us,” “we,” and “our” refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C.

USE OF PROCEEDS

          All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.

SELLING STOCKHOLDERS

          On August 29, 2003, we completed a private placement of 2,400,000 shares of our common stock to the selling stockholders named below. We agreed to register the resale of the shares of our common stock purchased in this private placement and bear the expenses incident to this registration. In connection with this agreement, we are registering for resale the shares of our common stock purchased by the selling stockholders in the private placement. The shares covered by this prospectus may be offered from time to time by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

          The following table sets forth (i) the name of the selling stockholders, (ii) the number and percentage of shares of common stock beneficially owned by the selling stockholders, (iii) the maximum number of shares of common stock which may be offered for the account of the selling stockholders under this prospectus, and (iv) the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

          The information set forth below is based upon information submitted to us by the selling stockholders and updated in accordance with our records through September 2, 2003. The percentages below are based on 26,968,899 shares of common stock outstanding as of September 2, 2003.

          None of the selling stockholders has, within the past three years, had any position, office or other material relationship with us. None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Unless otherwise noted as appropriate in a footnote below, each stockholder has sole voting and dispositive power over the shares offered.

	Shares Beneficially Owned			Shares Beneficially Owned
	Before Offering			After Offering

		Percentage	Shares		Percentage
Name of Selling Stockholder	Number	Ownership	Offered	Number	Ownership

Atlas Capital (Q.P.), L.P. (1)	126,500	*	126,500	—	*
Atlas Capital Master Fund, L.P. (2)	373,500	1.4%	373,500	—	*
The Pinnacle Fund, L.P. (3)	1,000,000	3.7%	1,000,000	—	*
Precept Capital Master Fund, G.P. (4)	193,500	*	150,000	43,500	*
Proximity Fund LP (5)	100,000	*	100,000	—	*
Proximity International, Ltd. (5)	50,000	*	50,000	—	*
Proximity Partners LP (5)	100,000	*	100,000	—	*
Selwyn Partners LP (6)	66,000	*	50,000	16,000	*
Southwell Partners, L.P. (7)	250,000	*	250,000	—	*
Westpark Capital, L.P. (8)	100,000	*	100,000	—	*
Jamie Midgley (9)	15,000	*	15,000	—	*
Nikki A. Grosso (9)	15,000	*	15,000	—	*
Pat & Chris Riley, JTWROS (9)	50,000	*	5,000	45,000	*
Granite Investments, L.P. (9)	95,000	*	25,000	70,000	*
Palace Associates (9)	40,000	*	40,000	—	*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Robert H. Alpert has investment and voting power over these shares in his capacity as President of RHA, Inc., the General Partner of Atlas Capital Management, L.P., the General Partner of Atlas Capital (Q.P.), L.P.

(2)	Robert H. Alpert has investment and voting power over these shares in his capacity as President of RHA, Inc., the General Partner of Atlas Capital Management, Inc., the General Partner of Atlas Capital, L.P., the General Partner of Atlas Capital Master Fund, L.P.

(3)	Barry M. Kitt has investment and voting power over these shares in his capacity as General Partner of Pinnacle Advisers, L.P., the General Partner to The Pinnacle Fund, L.P.

(4)	D. Blair Baker has investment and voting power over these shares in his capacity as President and Chief Executive Officer of Precept Management, LLC, the General Partner of Precept Capital Management, LP, the agent and attorney in fact for Precept Capital Master Fund, G.P.

(5)	Geoff Crosby and Steve Crosby share investment and voting power over these shares in their capacities as General Partners of Proximity Fund LP, Proximity International, Ltd. and Proximity Partners LP.

(6)	Victor M. Dandridge III and John J. O’Brien share investment and voting power over these shares in their capacities as General Partners of Selwyn Partners LP.

(7)	Wilson Jaeggli has investment and voting power over these shares in his capacity as General Partner of Southwell Partners, L.P.

(8)	Patrick J. Brosnahan has investment and voting power over these shares in his capacity as General Partner of Westpark Capital, L.P.

(9)	Robert Sussman has investment and voting power over these shares pursuant to an investment management agreement.

PLAN OF DISTRIBUTION

          The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

•	transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges on which the securities may be listed or quoted at the time of sale;

•	negotiated transactions;

•	transactions otherwise than on the Nasdaq or exchanges;

•	underwritten offerings;

•	distributions to equity security holders, partners or other stockholders of the selling stockholders;

•	through the writing of options, whether such options are listed on an options exchange or otherwise; or

•	through a combination of these methods of sale.

          The selling stockholders may sell the shares of our common stock at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	any other method permitted by law.

          In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of preferred stock or common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Direct Sales, Agents, Dealers and Underwriters

          The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

•	directly to purchasers; or

•	to or through agents, dealers or underwriters designated from time to time.

          Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The agents, dealers or underwriters that act in connection with the sale of shares will be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Regulation M

          The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may effect the marketability of the shares.

Supplements

          To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

          Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

          We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act of 1933.

          In the event of a material change in the plan of distribution disclosed in this Prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.

LEGAL MATTERS

          The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P.

EXPERTS

          The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of iGo Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Mobility Electronics, Inc. filed with the Securities and Exchange Commission on November 18, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation’s 2001 consolidated financial statements have been restated), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, the Exchange Act, and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission by calling the SEC at 1-800-SEC-0330. Additionally, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. We are a publicly held corporation and our common stock is traded on Nasdaq under the symbol “MOBE.”

          We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

          We have filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 (together with all exhibits thereto, the “Registration Statement”) in connection with the offer and sale of the common stock offered hereby under the Securities Act of 1933. This prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits thereto. For further information with respect to Mobility Electronics and the common stock, reference is made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement are available from the Commission. Statements contained in this prospectus concerning the provisions of documents filed with the Registration Statement are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

          Our principal executive offices are located at 17800 N. Perimeter Drive, Suite 200 Scottsdale, Arizona 85255, telephone number (480) 596-0061. Unless otherwise indicated in this prospectus, references to “Mobility,” “us,” “we” and “our” refer to Mobility Electronics, Inc. and our predecessor, Electronics Accessory Specialists International, L.L.C. Our website is located at www.mobilityelectronics.com. The information contained on our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents, which have been filed with the Commission by Mobility, are incorporated herein by reference and made a part hereof:

(i)	Annual Report of Mobility on Form 10-K for the year ended December 31, 2002;

(ii)	Mobility’s quarterly report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

(iii)	Mobility’s Form 8-K’s filed November 18, 2002, as amended, January 21, 2003, February 3, 2003, February 7, 2003, June 12, 2003, June 19, 2003 and September 2, 2003.

(iv)	Description of the Common Stock contained in Mobility’s Registration Statement on Form S-1 (No. 333-30264), effective as of June 30, 2000 and Registration Statement on Form 8-A; and

(v)	Description of Series G, Junior Preferred Stock Purchase Rights on Form 8-A effective as of June 19, 2003.

          All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to Investor Relations, 17800 North Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, telephone number (480) 596-0061.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

          The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee.

SEC Registration Fee	$1,589
Printing Costs	$2,000
Legal Fees and Expenses	$15,000
Accounting Fees	$10,000
Miscellaneous	$1,411

TOTAL	$30,000

ITEM 15. Indemnification of Directors and Officers.

Delaware General Corporation Law

          We have authority under Section 145 of the Delaware General Corporation Law (“DGCL”) to indemnify our directors and officers to the extent provided for in such statute. Our Amended and Restated Certificate of Incorporation provides for indemnification of our officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

          Our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification.

Bylaws

          Our Bylaws provide that we (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of Mobility, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the board of directors that indemnification is appropriate, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of Mobility or at our request was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Mobility, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in our right to procure a judgment in our favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to Mobility unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by us upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of Mobility in defending such actions or suits shall be paid by us at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us. In addition, we shall pay or reimburse expenses incurred by any person who is or was a director or officer in connection with such person’s appearance as a witness or other participant in a proceeding in which such person or Mobility is not a named party to such proceeding, provided that such appearance or participation is on behalf of us or by reason of his past or present capacity as a director or officer of Mobility. We intend these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

          We have entered into Indemnity Agreements with each of our directors and executive officers. Pursuant to such agreements, we will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers or assumed certain responsibilities at the direction of Mobility.

Insurance

          We maintain liability insurance for the benefit of our directors and officers.

ITEM 16. Exhibits.

(a)	Exhibits

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

4.1	Specimen of Common Stock Certificate.(4)

4.2	Form of 12% Convertible Debenture of the Company.(8)

4.3	Registration Rights Agreement by and between the Company and Miram International, Inc. dated July 29, 1997.(1)

4.4	Form of Unit Purchase Agreement used in 1998 Private Placements for the Purchase of Up To 900 Units, Each Consisting of 1,000 shares of the Company’s common stock.(1)(8)

4.5	Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of the Company’s common stock and warrants to purchase 500 shares of the Company’s and warrants to purchase 500 shares of the Company’s Common Stock.(1)(8)

4.6	Form of Warrant to Purchase Shares of common stock of the Company used with the 13% Bridge Notes and Series C Preferred Stock Private Placements.(3)(8)

4.7	Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(1)(8)

4.8	Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.(1)(8)

4.9	Form of 13% Bridge Note issued in July 1999 Private Placement.(1)(8)

4.10	13% Bridge Note Conversion Notice expired June 30, 1999.(1)

4.11	Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999 Private Placements.(1)(8)

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

4.12	Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.(1)(8)

4.13	Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.) and Seligman Communications and Information Fund, Inc.(1)

4.14	Amended and Restated Stock Purchase Warrant issued by the Company to Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

4.15	Stock Purchase Warrant issued by the Company to Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

4.16	Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999, between the Company and Seligman Communications and Information Fund, Inc.(1)

4.17	Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company and certain Stockholders of the Company dated April 20, 1998.(1)

4.18	Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S. Mollo, Cameron Wilson, the Company and certain Stockholders of the Company dated April 20, 1998.(1)(8)

4.19	Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S. Mollo, Cameron Wilson, the Company and certain Stockholders of the Company dated November 2, 1999.(2)(8)

4.20	Form of Warrant to Purchase Common Stock of the Company issued in the 1997 Private Placement.(2)(8)

4.21	Form of 13% Bridge Note issued in March 1999 Private Placement.(2)(8)

4.22	Investor Rights Agreement dated October 29, 1999 by and between the Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999.(2)

4.23	Form of Warrant to Purchase Shares of Common Stock issued in connection with the Loan Extension Agreement dated February 29, 2000.(2)(8)

4.24	Investors’ Rights Agreement executed May 3, 1999 between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.) and Seligman Communications and Information Fund, Inc.(3)

4.25	Registration Rights granted by the Company to Avocent Computer Products Corporation in connection with the Strategic Partner Agreement dated March 6, 2000.(3)

4.26	13% Bridge Note Conversion Notice used in July 1999 Private Placement.(5)

4.27	Lockup Agreement by and between Mobility Electronics, Inc. and Jeff Musa dated August 20, 2002.(9)

4.28	Form of Series E Preferred Stock and Warrant Purchase Agreement (7)(8)

4.29	Form of Series F Preferred Stock and Warrant Purchase Agreement (7)(8)

4.30	Certificate of the Designations, Preferences, Rights and Limitations of Series E Preferred Stock of Mobility Electronics, Inc. (7)

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

4.31	Certificate of the Designations, Preferences, Rights and Limitations of Series F Preferred Stock of Mobility Electronics, Inc. (7)

4.32	Form of Warrant issued to purchasers of Series E Stock (7)(8)

4.33	Form of Warrant issued to purchasers of Series F Stock (7)(8)

4.34	Registration Rights Agreement by and between Jeff Musa and the Company (Exhibit H on the Agreement and Plan of Merger by and among Cutting Edge Software, Inc., Jeff Musa, the Company and CES Acquisition, Inc., dated August 20, 2002).(9)

4.35	Convertible Subordinated Promissory Note dated November 13, 2002, issued by the Company in favor of Richard C. Liggitt in the principal amount of $990,000.00.(9)

4.36	Certificate of the Designations, Preferences, Rights and Limitations of Series G Participating Preferred Stock.(10)

4.37	Rights agreement by and between the Company and Computershare Trust Company, as Agent dated June 11, 2003.(10)

4.38	10% Bridge Promissory Note dated August 14, 1997, issued by the Company in favor of New Vistas Investments Corporation in the principal amount of $135,000.00.(11)

4.39	10% Bridge Promissory Note dated August 19, 1997, issued by the Company in favor of New Vistas Investments Corporation in the amount of $127,990.00.(11)

4.40	10% Bridge Promissory Note dated September 4, 1997, issued by the Company in favor of New Vistas Investments Corporation in the principal amount of $17,010.00.(11)

4.41	10% Bridge Promissory Note Conversion Agreement dated September 11, 1997 between the Company and New Vistas Investments Corporation.(11)

4.42	Form of Common Stock Purchase Agreement relating to private placement completed August 29, 2003.*(8)

5.1	Opinion of Jackson Walker L.L.P.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Jackson Walker L.L.P. (included in the opinion of Jackson Walker L.L.P. filed as Exhibit 5)

23.3	Consent of Deloitte & Touche LLP*

24	Power of Attorney (included in Part II hereof)*

*	Filed herewith

(1)	Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2)	Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 on Form S-1 dated March 28, 2000.

(3)	Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 on Form S-1 dated May 4, 2000.

(4)	Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 on Form S-1 dated May 18, 2000.

(5)	Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 on Form S-1 dated May 26, 2000.

(6)	Previously filed as an exhibit to the Quarterly Report on Form 10-Q filed on August 14, 2003.

(7)	Previously filed as an exhibit to the Current Report on Form 8-K filed on January 21, 2003.

(8)	Each of the agreements is identical in all material respects except for the purchases, the date of purchase and the amount purchased.

(9)	Previously filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002.

(10)	Previously filed as an exhibit to the Current Report on Form 8-K filed on June 19, 2003.

(11)	Previously filed as an exhibit to Registration Statement No. 333-108283 on Form S-3 dated August 28, 2003

ITEM 17. Undertakings.

          The registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange

Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

          Each person whose signature appears below authorizes Charles R. Mollo and Joan W. Brubacher and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 9, 2003.

MOBILITY ELECTRONICS, INC.

/s/ Charles R. Mollo
Charles R. Mollo
President, Chief Executive Officer and
Chairman of the Board (Principal Executive
Officer)

SIGNATURES	TITLE

/s/ Charles R. Mollo	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Charles R. Mollo

/s/ Joan W. Brubacher	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)

Joan W. Brubacher

/s/ William O. Hunt	Director

William O. Hunt

/s/ Jerre L. Stead	Director

Jerre L. Stead

/s/ Jeffrey R. Harris	Director

Jeffrey R. Harris

/s/ Larry M. Carr	Director

Larry M. Carr

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

4.1	Specimen of Common Stock Certificate.(4)

4.2	Form of 12% Convertible Debenture of the Company.(8)

4.3	Registration Rights Agreement by and between the Company and Miram International, Inc. dated July 29, 1997.(1)

4.4	Form of Unit Purchase Agreement used in 1998 Private Placements for the Purchase of Up To 900 Units, Each Consisting of 1,000 shares of the Company’s common stock.(1)(8)

4.5	Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of the Company’s common stock and warrants to purchase 500 shares of the Company’s and warrants to purchase 500 shares of the Company’s Common Stock.(1)(8)

4.6	Form of Warrant to Purchase Shares of common stock of the Company used with the 13% Bridge Notes and Series C Preferred Stock Private Placements.(3)(8)

4.7	Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(1)(8)

4.8	Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.(1)(8)

4.9	Form of 13% Bridge Note issued in July 1999 Private Placement.(1)(8)

4.10	13% Bridge Note Conversion Notice expired June 30, 1999.(1)

4.11	Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999 Private Placements.(1)(8)

4.12	Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.(1)(8)

4.13	Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.) and Seligman Communications and Information Fund, Inc.(1)

4.14	Amended and Restated Stock Purchase Warrant issued by the Company to Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

4.15	Stock Purchase Warrant issued by the Company to Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

4.16	Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999, between the Company and Seligman Communications and Information Fund, Inc.(1)

4.17	Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company and certain Stockholders of the Company dated April 20, 1998.(1)

4.18	Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S. Mollo, Cameron Wilson, the Company and certain Stockholders of the Company dated April 20, 1998.(1)(8)

4.19	Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S. Mollo, Cameron Wilson, the Company and

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

certain Stockholders of the Company dated November 2, 1999.(2)(8)

4.20	Form of Warrant to Purchase Common Stock of the Company issued in the 1997 Private Placement.(2)(8)

4.21	Form of 13% Bridge Note issued in March 1999 Private Placement.(2)(8)

4.22	Investor Rights Agreement dated October 29, 1999 by and between the Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999.(2)

4.23	Form of Warrant to Purchase Shares of Common Stock issued in connection with the Loan Extension Agreement dated February 29, 2000.(2)(8)

4.24	Investors’ Rights Agreement executed May 3, 1999 between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.) and Seligman Communications and Information Fund, Inc.(3)

4.25	Registration Rights granted by the Company to Avocent Computer Products Corporation in connection with the Strategic Partner Agreement dated March 6, 2000.(3)

4.26	13% Bridge Note Conversion Notice used in July 1999 Private Placement.(5)

4.27	Lockup Agreement by and between Mobility Electronics, Inc. and Jeff Musa dated August 20, 2002.(9)

4.28	Form of Series E Preferred Stock and Warrant Purchase Agreement (7)(8)

4.29	Form of Series F Preferred Stock and Warrant Purchase Agreement (7)(8)

4.30	Certificate of the Designations, Preferences, Rights and Limitations of Series E Preferred Stock of Mobility Electronics, Inc. (7)

4.31	Certificate of the Designations, Preferences, Rights and Limitations of Series F Preferred Stock of Mobility Electronics, Inc. (7)

4.32	Form of Warrant issued to purchasers of Series E Stock (7)(8)

4.33	Form of Warrant issued to purchasers of Series F Stock (7)(8)

4.34	Registration Rights Agreement by and between Jeff Musa and the Company (Exhibit H on the Agreement and Plan of Merger by and among Cutting Edge Software, Inc., Jeff Musa, the Company and CES Acquisition, Inc., dated August 20, 2002).(9)

4.35	Convertible Subordinated Promissory Note dated November 13, 2002, issued by the Company in favor of Richard C. Liggitt in the principal amount of $990,000.00.(9)

4.36	Certificate of the Designations, Preferences, Rights and Limitations of Series G Participating Preferred Stock.(10)

4.37	Rights agreement by and between the Company and Computershare Trust Company, as Agent dated June 11, 2003.(10)

4.38	10% Bridge Promissory Note dated August 14, 1997, issued by the Company in favor of New Vistas Investments Corporation in the principal amount of $135,000.00.(11)

4.39	10% Bridge Promissory Note dated August 19, 1997, issued by the Company in favor of New Vistas Investments Corporation in the amount of $127,990.00.(11)

4.40	10% Bridge Promissory Note dated September 4, 1997, issued by the Company in favor of New Vistas Investments Corporation in the principal amount of $17,010.00.(11)

4.41	10% Bridge Promissory Note Conversion Agreement dated September 11, 1997 between

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

the Company and New Vistas Investments Corporation.(11)

4.42	Form of Common Stock Purchase Agreement relating to private placement completed August 29, 2003.*(8)

5.1	Opinion of Jackson Walker L.L.P.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Jackson Walker L.L.P. (included in the opinion of Jackson Walker L.L.P. filed as Exhibit 5)

23.3	Consent of Deloitte & Touche LLP*

24	Power of Attorney (included in Part II hereof)*

*	Filed herewith

(1)	Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2)	Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 on Form S-1 dated March 28, 2000.

(3)	Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 on Form S-1 dated May 4, 2000.

(4)	Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 on Form S-1 dated May 18, 2000.

(5)	Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 on Form S-1 dated May 26, 2000.

(6)	Previously filed as an exhibit to the Quarterly Report on Form 10-Q filed on August 14, 2003.

(7)	Previously filed as an exhibit to the Current Report on Form 8-K filed on January 21, 2003.

(8)	Each of the agreements is identical in all material respects except for the purchases, the date of purchase and the amount purchased.

(9)	Previously filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2002.

(10)	Previously filed as an exhibit to the Current Report on Form 8-K filed on June 19, 2003.

(11)	Previously filed as an exhibit to Registration Statement No. 333-108283 on Form S-3 dated August 28, 2003.